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                                                                Exhibit 99.1 (b)

     Section 1304(4) of the Indenture for the 5% Convertible Subordinated Notes due November 1, 2003 (the "Notes") provides for an adjustment of the Conversion Rate as a result of the Special Distribution of the stock of Global Payments Inc. to the stockholders of NDC, with the new Conversion Rate to be calculated from the Conversion Rate in effect on the Record Date pursuant to the following formula:

                                               CS minus SD
                                               -----------
      Adjusted Conversion Rate = CR divided by     CS      where:

     (a) CR is the Conversion Rate in effect on the Record Date for the distribution.
     (b) CS is the current market price per share of NDC Common Stock (calculated as the average of the closing prices per share for the five trading days selected by NDC commencing not more than 10 trading days before, and ending no later than, the Record Date).
     (c) SD is the fair market value of the Special Distribution to be distributed applicable to one share of NDC Common Stock on the Record Date.


The values used to determine the Adjusted Conversion Rate for the Notes of 28.80 shares of NDC Common Stock for each $1,000 principal amount of Notes are as follows:

     CR = The Conversion Rate of the Notes on the Record Date (January 19, 2001) was 19.1465 shares of NDC common stock for each $1,000 principal amount of Notes.

     CS = The current market price per share of NDC Common Stock on the Record Date was $37.99. This was calculated as the average of the closing prices per share of NDC Common Stock on the New York Stock Exchange as reported by Bloomberg L.P. for the five consecutive trading days commencing on January 12, 2001 and ending on January 19, 2001.

     SD = The fair market value of the Special Distribution per share on the Record Date was $12.73. This was calculated as the product of eight-tenths (8/10) multiplied by $15.91, the average closing price per share of Global Payments Common Stock traded on a when issued basis on the New York Stock Exchange as reported by Bloomberg L.P. for the four trading days ending on January 19, 2001, which are the only days on which such shares traded on or prior to the Record Date.